Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2015 Results

Provides 2016 Guidance

Nashville, Tenn., January 28, 2016 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2015.

Key fourth quarter metrics (all percentage changes compare 4Q 2015 to 4Q 2014 unless noted):

•	Revenues totaled $10.249 billion, an increase of 6.4 percent

•	Net income attributable to HCA Holdings, Inc. totaled $582 million, or $1.40 per diluted share, compared to $527 million, or $1.19 per diluted share, in the fourth quarter of 2014

•	Adjusted EBITDA totaled $2.131 billion, an increase of 8.9 percent

•	Cash flows from operating activities totaled $1.558 billion, compared to $1.627 billion in the prior year’s fourth quarter

•	Same facility equivalent admissions increased 2.9 percent, while same facility admissions increased 1.6 percent

•	Same facility revenue per equivalent admission increased 2.6 percent

Revenues in the fourth quarter totaled $10.249 billion, compared to $9.636 billion in the fourth quarter of 2014. Fourth quarter 2014 results included a $68 million increase in Medicaid revenues related to the reversal of the Texas Medicaid Waiver Program adjustment to reduce revenues that was recorded in the third quarter of 2014.

Net income attributable to HCA Holdings, Inc. totaled $582 million, or $1.40 per diluted share, compared to $527 million, or $1.19 per diluted share, in the fourth quarter of 2014. Results for the fourth quarter of 2015 include losses on sales of facilities of $7 million, or $0.01 per diluted share, losses on retirement of debt of $10 million, or $0.02 per diluted share, and legal claim costs of $172 million, or $0.26 per diluted share. Results for the fourth quarter of 2014 included gains on sales of facilities of $9 million, or $0.01 per diluted share, and losses on retirement of debt of $109 million, or $0.15 per diluted share.

Adjusted EBITDA for the fourth quarter of 2015 increased 8.9 percent to $2.131 billion compared to $1.956 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Fourth quarter revenue growth was driven by solid volume and higher revenue per equivalent admission, as same facility case mix, or acuity, increased 2.1 percent compared to the prior year. Same facility equivalent admissions increased 2.9 percent while same facility admissions increased 1.6 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Same facility emergency room visits increased 3.6 percent in the fourth quarter of 2015 compared to the prior year period.

Same facility revenue per equivalent admission increased 2.6 percent in the fourth quarter of 2015. During the fourth quarter same facility inpatient surgeries increased 1.5 percent while same facility outpatient surgeries increased 2.2 percent compared to the prior year period.

The Company’s same facility operating expense per equivalent admission, excluding electronic health record (“EHR”) and equity income, increased 1.2 percent from the prior year’s fourth quarter. During the fourth quarter of 2015, salaries and benefits, supplies and other operating expenses totaled $8.127 billion, or 79.3 percent of revenues, compared to $7.719 billion, or 80.1 percent of revenues, in the fourth quarter of 2014.

Twelve Months Ended December 31, 2015

Revenues for the year ended December 31, 2015 totaled $39.678 billion compared to $36.918 billion for 2014. Net income attributable to HCA Holdings, Inc. for 2015 was $2.129 billion, or $4.99 per diluted share, compared to $1.875 billion, or $4.16 per diluted share, for the year ended December 31, 2014. Results for the year ended December 31, 2015 include losses on retirement of debt of $135 million, or $0.20 per diluted share, and legal claims costs of $249 million, or $0.37 per diluted share. Results for 2014 included gains on sales of facilities of $29 million, or $0.04 per diluted share, losses on retirement of debt of $335 million, or $0.47 per diluted share, and legal claim costs of $78 million, or $0.11 per diluted share. Adjusted EBITDA for 2015 increased to $7.915 billion compared to $7.428 billion in 2014.

Balance Sheet and Cash Flow

As of December 31, 2015, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $741 million, total debt of $30.488 billion, and total assets of $32.744 billion. During the fourth quarter of 2015, capital expenditures totaled $804 million, excluding acquisitions. During the fourth quarter of 2015, the Company repurchased approximately 14.362 million shares of its common stock, at a cost of $1.011 billion. The Company had approximately $2.603 billion remaining under its $3 billion repurchase authorization at year end. The Company had approximately 398.739 and 420.478 million shares outstanding as of December 31, 2015 and 2014, respectively. Net cash provided by operating activities in the fourth quarter of 2015 totaled $1.558 billion compared to $1.627 billion in the prior year’s fourth quarter.

As of December 31, 2015, HCA operated 168 hospitals and 116 freestanding surgery centers.

2016 Guidance

Today, HCA issued the following estimated guidance for 2016:

2016 Guidance Range
Revenues	$41.5 to $42.5 billion
Adjusted EBITDA	$8.15 to $8.45 billion
Adjusted EPS (diluted)	$6.00 to $6.45 per diluted share
Capital Expenditures	Approximately $2.7 billion

The Company’s 2016 guidance contains a number of assumptions, including:

•	EHR incentive income of approximately $6 million compared to EHR incentive income of $47 million in 2015; and

•	2016 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

The Company’s 2016 annual stockholders’ meeting will be held in Nashville, Tennessee on April 28, 2016 at 2:00 p.m. local time for stockholders of record as of March 4, 2016.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1080621 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio

Revenues before provision for doubtful accounts	$11,323		$10,468
Provision for doubtful accounts	1,074		832

Revenues	10,249	100.0%	9,636	100.0%

Salaries and benefits	4,606	44.9	4,282	44.4
Supplies	1,686	16.4	1,659	17.2
Other operating expenses	1,835	18.0	1,778	18.5
Electronic health record incentive income	(1)	—	(28)	(0.3)
Equity in earnings of affiliates	(8)	(0.1)	(11)	(0.1)
Depreciation and amortization	480	4.6	459	4.7
Interest expense	410	4.0	429	4.5
Losses (gains) on sales of facilities	7	0.1	(9)	(0.1)
Losses on retirement of debt	10	0.1	109	1.1
Legal claim costs	172	1.7	—	—

	9,197	89.7	8,668	89.9

Income before income taxes	1,052	10.3	968	10.1

Provision for income taxes	314	3.1	292	3.1

Net income	738	7.2	676	7.0

Net income attributable to noncontrolling interests	156	1.5	149	1.5

Net income attributable to HCA Holdings, Inc.	$582	5.7	$527	5.5

Diluted earnings per share	$1.40		$1.19

Shares used in computing diluted earnings per share (millions)	415.918		443.866

Comprehensive income attributable to HCA Holdings, Inc.	$626		$410

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2015 and 2014

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio

Revenues before provision for doubtful accounts	$43,591		$40,087
Provision for doubtful accounts	3,913		3,169

Revenues	39,678	100.0%	36,918	100.0%

Salaries and benefits	18,115	45.7	16,641	45.1
Supplies	6,638	16.7	6,262	17.0
Other operating expenses	7,103	17.9	6,755	18.2
Electronic health record incentive income	(47)	(0.1)	(125)	(0.3)
Equity in earnings of affiliates	(46)	(0.1)	(43)	(0.1)
Depreciation and amortization	1,904	4.8	1,820	5.0
Interest expense	1,665	4.2	1,743	4.7
Losses (gains) on sales of facilities	5	—	(29)	(0.1)
Losses on retirement of debt	135	0.3	335	0.9
Legal claim costs	249	0.6	78	0.2

	35,721	90.0	33,437	90.6

Income before income taxes	3,957	10.0	3,481	9.4

Provision for income taxes	1,261	3.2	1,108	3.0

Net income	2,696	6.8	2,373	6.4

Net income attributable to noncontrolling interests	567	1.4	498	1.3

Net income attributable to HCA Holdings, Inc.	$2,129	5.4	$1,875	5.1

Diluted earnings per share	$4.99		$4.16

Shares used in computing diluted earnings per share (millions)	426.721		450.352

Comprehensive income attributable to HCA Holdings, Inc.	$2,187		$1,809

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2015	2014	2015	2014

Revenues	$10,249	$9,636	$39,678	$36,918

Net income attributable to HCA Holdings, Inc.	$582	$527	$2,129	$1,875
Losses (gains) on sales of facilities (net of tax)	4	(7)	3	(18)
Losses on retirement of debt (net of tax)	7	68	86	211
Legal claim costs (net of tax)	108	—	157	49

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	701	588	2,375	2,117
Depreciation and amortization	480	459	1,904	1,820
Interest expense	410	429	1,665	1,743
Provision for income taxes	384	331	1,404	1,250
Net income attributable to noncontrolling interests	156	149	567	498

Adjusted EBITDA (a)	$2,131	$1,956	$7,915	$7,428

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.40	$1.19	$4.99	$4.16
Losses (gains) on sales of facilities	0.01	(0.01)	—	(0.04)
Losses on retirement of debt	0.02	0.15	0.20	0.47
Legal claim costs	0.26	—	0.37	0.11

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.69	$1.33	$5.56	$4.70

Shares used in computing diluted earnings per share (millions)	415.918	443.866	426.721	450.352

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2015	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$741	$588	$566
Accounts receivable, less allowance for doubtful accounts of $5,326, $5,111 and $5,011	5,889	5,827	5,694
Inventories	1,439	1,379	1,279
Deferred income taxes	—	412	366
Other	1,163	1,015	1,025

Total current assets	9,232	9,221	8,930

Property and equipment, at cost	34,614	34,207	32,980
Accumulated depreciation	(19,600)	(19,503)	(18,625)

	15,014	14,704	14,355

Investments of insurance subsidiaries	432	409	494
Investments in and advances to affiliates	178	186	165
Goodwill and other intangible assets	6,731	6,540	6,416
Other	1,157	836	620

	$32,744	$31,896	$30,980

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,170	$1,877	$2,035
Accrued salaries	1,233	1,358	1,370
Other accrued expenses	1,880	1,701	1,737
Long-term debt due within one year	233	1,377	338

Total current liabilities	5,516	6,313	5,480

Long-term debt, less net debt issuance costs of $167, $160 and $219	30,255	28,375	29,088
Professional liability risks	1,115	1,117	1,078
Income taxes and other liabilities	1,904	1,903	1,832

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,599)	(7,294)	(7,894)
Noncontrolling interests	1,553	1,482	1,396

Total deficit	(6,046)	(5,812)	(6,498)

	$32,744	$31,896	$30,980

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2015 and 2014

(Dollars in millions)

	2015	2014

Cash flows from operating activities:
Net income	$2,696	$2,373
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(4,114)	(3,645)
Provision for doubtful accounts	3,913	3,169

Accounts receivable, net	(201)	(476)
Inventories and other assets	(314)	(232)
Accounts payable and accrued expenses	192	444
Depreciation and amortization	1,904	1,820
Income taxes	(160)	(83)
Losses (gains) on sales of facilities	5	(29)
Losses on retirement of debt	135	335
Legal claim costs	149	78
Amortization of debt issuance costs	35	42
Share-based compensation	239	163
Other	54	13

Net cash provided by operating activities	4,734	4,448

Cash flows from investing activities:
Purchase of property and equipment	(2,375)	(2,176)
Acquisition of hospitals and health care entities	(351)	(766)
Disposition of hospitals and health care entities	73	51
Change in investments	63	(37)
Other	7	10

Net cash used in investing activities	(2,583)	(2,918)

Cash flows from financing activities:
Issuance of long-term debt	5,548	5,502
Net change in revolving credit facilities	150	440
Repayment of long-term debt	(4,920)	(5,164)
Distributions to noncontrolling interests	(495)	(442)
Payment of debt issuance costs	(50)	(73)
Repurchase of common stock	(2,397)	(1,750)
Income tax benefits	235	134
Other	(47)	(25)

Net cash used in financing activities	(1,976)	(1,378)

Change in cash and cash equivalents	175	152
Cash and cash equivalents at beginning of period	566	414

Cash and cash equivalents at end of period	$741	$566

Interest payments	$1,650	$1,758
Income tax payments, net	$1,186	$1,057

HCA Holdings, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2015	2014	2015	2014

Operations:
Number of Hospitals	168	166	168	166
Number of Freestanding Outpatient Surgery Centers	116	113	116	113
Licensed Beds at End of Period	43,771	43,356	43,771	43,356
Weighted Average Licensed Beds	43,705	43,321	43,620	43,132

Reported:
Admissions	467,300	458,000	1,868,800	1,795,300
% Change	2.0%		4.1%
Equivalent Admissions	787,800	760,200	3,122,700	2,958,700
% Change	3.6%		5.5%
Revenue per Equivalent Admission	$13,010	$12,676	$12,706	$12,478
% Change	2.6%		1.8%
Inpatient Revenue per Admission	$12,634	$12,461	$12,407	$12,327
% Change	1.4%		0.6%
Patient Days	2,283,800	2,216,700	9,155,700	8,699,800
% Change	3.0%		5.2%
Equivalent Patient Days	3,850,500	3,679,000	15,299,100	14,337,200
% Change	4.7%		6.7%
Inpatient Surgery Cases	134,000	132,600	529,900	518,900
% Change	1.1%		2.1%
Outpatient Surgery Cases	240,200	233,400	909,400	891,600
% Change	2.9%		2.0%
Emergency Room Visits	2,037,700	1,949,200	8,050,200	7,450,700
% Change	4.5%		8.0%
Outpatient Revenues as a Percentage of Patient Revenues	40.5%	38.9%	39.6%	38.1%
Average Length of Stay	4.9	4.8	4.9	4.8
Occupancy	56.8%	55.6%	57.5%	55.3%

Same Facility:
Admissions	461,900	454,700	1,847,300	1,786,000
% Change	1.6%		3.4%
Equivalent Admissions	775,000	753,000	3,075,700	2,939,700
% Change	2.9%		4.6%
Revenue per Equivalent Admission	$12,998	$12,666	$12,695	$12,479
% Change	2.6%		1.7%
Inpatient Revenue per Admission	$12,675	$12,482	$12,449	$12,340
% Change	1.5%		0.9%
Inpatient Surgery Cases	132,800	130,900	524,200	513,400
% Change	1.5%		2.1%
Outpatient Surgery Cases	234,100	229,000	890,300	876,300
% Change	2.2%		1.6%
Emergency Room Visits	1,999,500	1,929,800	7,912,800	7,392,300
% Change	3.6%		7.0%